Exhibit 107

Calculation of Filing Fee Tables
S-8
(Form Type)

Rockley Photonics Holdings Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary Shares, nominal value $0.000004026575398 per share
		To be issued under the Rockley Photonics Holdings Limited 2021 Stock Incentive Plan	457(h), 457(c)	5,114,425	4.33(2)	$22,145,460.25	$0.0000927	$2,052.88
		To be issued under the Rockley Photonics Holdings Limited 2021 Employee Stock Purchase Plan	457(h), 457(c)	1,278,606	3.68(3)	$4,705,270.08	$0.0000927	$436.18
Carry Forward Securities
	Total Offering Amounts					$26,850,730.33
	Total Fee Offsets
	Net Fee Due							$2,489.06

(1)Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional securities that may be offered or become issuable under the Rockley Photonics Holdings Limited 2021 Stock Incentive Plan (the “Stock Plan”) or the Rockley Photonics Holdings Limited 2021 Employee Stock Purchase Plan (the “ESPP”) in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding ordinary shares.
(2)Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s ordinary shares as reported on the New York Stock Exchange on March 18, 2022.
(3) Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of the average of the high and low prices of the Registrant’s ordinary shares as reported on the New York Stock Exchange on March 18, 2022. Pursuant to the ESPP, the purchase price of ordinary shares will be at least 85% of the lower of the fair market value of the ordinary shares on the first trading day of the offering period or on the exercise date.